SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2002

UNITED FINANCIAL, INC.
(Exact name of Registrant as specified in its charter)

North Carolina	To Be Assigned	55-0796470
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification number)

1128 South Main Street, Graham, North Carolina 27253
(Address of principal executive offices)

Registrant’s telephone number, including area code    (336) 226-1223

Not Applicable
(Former name or address, if changed since last report.)

Item 2.    Acquisition or Disposition of Assets.

On September 30, 2002, pursuant to an Agreement and Plan of Reorganization and Share Exchange dated June 20, 2002 (the “Agreement”) and approved by shareholders at the Alamance National Bank 2002 Annual Meeting of Shareholders, Registrant acquired all of the outstanding shares of Alamance National Bank. Under the terms of the Agreement, the shares of Alamance National Bank’s common stock were exchanged for shares of the Registrant on a one-for-one basis. The shares of the Registrant issued in connection with the reorganization were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption from registration set forth in Section 3(a)(12) of the Act.

As a result of the transaction described above, the Registrant is the successor issuer to Alamance National Bank, pursuant to Rule 12g-3 promulgated under the Securities Exchange Act of 1934. Alamance National Bank has been subject to the information requirements of the Exchange Act and in accordance with Section 12(i) thereof has timely filed reports and other financial information with the Office of the Comptroller of the Currency (the “OCC”). Such reports and other information filed by Alamance National Bank with the OCC may be inspected and copied at the public reference facilities maintained by the OCC at 250 E Street, SW, Washington DC. Alamance National Bank filed under OCC Charter No. 23544. The last report filed by Alamance National Bank with the OCC was the current report on From 8-K dated September 30, 2002 regarding Alamance National Bank’s reorganization into a holding company.

This Form 8-K is being filed by the Registrant as the initial report of the Registrant to the SEC and as notice that it is the successor issued to Alamance National Bank and thereby subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder and in accordance therewith files reports and other information with the Commission. The first regular report to be filed by the Registrant with the SEC will be the Form 10-QSB for September 30, 2002.

Item 7.    Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired—not applicable

(b)	Pro forma financial information—not applicable

(c)	Exhibits

(2)	Agreement and Plan of Reorganization and Share Exchange dated June 30, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FINANCIAL, INC.

By:	/s/ WILLIAM M. GRIFFITH, JR.
William M. Griffith, Jr.
President and Chief Executive Officer

Dated: September 30, 2002

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2	Agreement and Plan of Reorganization and Share Exchange Dated June 30, 2002

4